UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2008

CONSTELLATION ENERGY GROUP, INC.

Exact name of registrant as specified in its charter

1-12869	52-1964611
Commission File Number	IRS Employer Identification No.

MARYLAND

(State of Incorporation of registrant)

100 CONSTELLATION WAY,        BALTIMORE, MARYLAND                21202

                                         (Address of principal executive offices)                                                                  (Zip Code)

410-470-2800

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name, former address

and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.01. Entry into a Material Definitive Agreement

Termination Agreement

On December 17, 2008, Constellation Energy Group, Inc. (“Constellation”) and MidAmerican Energy Holdings Company (“MidAmerican”) terminated the pending merger between Constellation and a wholly-owned subsidiary of MidAmerican. The termination was effected pursuant to a Termination Agreement, dated as of December 17, 2008 (the “Termination Agreement”), by and among Constellation and two of its subsidiaries, MidAmerican, MEHC Merger Sub Inc. (“Merger Sub”), MEHC Investment, Inc. (“MEHC Investment”) and Électricité de France International, SA (“EDFI”). The Termination Agreement terminated (i) the Agreement and Plan of Merger, dated as of September 19, 2008, by and among Constellation, MidAmerican and Merger Sub (the “Merger Agreement”), (ii) two Put Agreements, both dated as of November 6, 2008, by and between MidAmerican, Constellation and certain subsidiaries of Constellation, covering assets of Constellation totaling $350 million, and (iii) certain other related agreements among Constellation, MidAmerican and their respective subsidiaries. In connection with the transactions under the Termination Agreement, Constellation expects to record a pre-tax charge of approximately $1.2 billion in the fourth quarter of 2008.

The Termination Agreement provides for Constellation to make certain payments and to issue certain securities to MidAmerican and its subsidiaries. The payments were required to be made pursuant to the termination provisions of the Merger Agreement and the conversion provisions of the 8% Series A Preferred Stock owned by MEHC Investment, which converted immediately upon termination of the Merger Agreement. Specifically, Constellation:

•

paid MidAmerican concurrently with the execution of the Termination Agreement (i) the $175 million termination fee that was contemplated by the Merger Agreement, and (ii) an aggregate of approximately $435 million, representing a payment of approximately $17 million of accrued dividends on the Series A Preferred Stock and a cash payout of approximately $418 million in lieu of the number of shares of Constellation common stock (valued at $26.50 per share) that were due to MEHC Investment on the conversion of its shares of Series A Preferred Stock but that could not be issued to MEHC Investment due to regulatory limitations;

•

caused its transfer agent to issue and deliver to MEHC Investment a total of 19,897,322 shares of Constellation common stock, representing 9.99% of Constellation’s total outstanding shares of common stock (after giving effect to the issuance), due upon conversion of the Series A Preferred Stock; and

•	delivered to MEHC Investment 14% Senior Notes dated December 17, 2008 in the aggregate principal amount of $1.0 billion, also due upon conversion of the Series A Preferred Stock.

A copy of the Termination Agreement is attached as Exhibit 2.1 to this report and is incorporated herein by reference.

Immediately following the execution of the Termination Agreement and the termination of the Merger Agreement, Constellation, its wholly-owned subsidiary Constellation Energy Nuclear Group, LLC (“CENG”), EDFI, and EDFI’s wholly-owned subsidiary EDF Development, Inc. (“EDFD”), entered into a series of agreements under which:

•	EDFD will purchase from Constellation a 49.99% membership interest in CENG for $4.5 billion (subject to certain adjustments) (CENG owns and operates five nuclear generation facilities);

•

EDFD will provide Constellation with up to $2 billion of additional liquidity through December 31, 2010 (subject to earlier termination under certain circumstances) pursuant to a put arrangement that will allow Constellation, at its option, to require EDFD to purchase certain of Constellation’s non-nuclear generation assets; and

•

EDFD will immediately invest $1 billion in Constellation by purchasing shares of 8% Series B Preferred Stock of Constellation, which shares would be surrendered to Constellation when EDFD purchases its interest in CENG (and would be credited against the $4.5 billion purchase price).

Électricité de France SA (“EDF”) and EDFI have guaranteed certain payment obligations of EDFD in connection with these transactions.

Constellation will file a subsequent Current Report on Form 8-K that will include descriptions of the material transaction agreements between Constellation, EDFI and their respective affiliates. Copies of the material agreements will be included as exhibits to such Current Report.

Letter Agreement

On December 17, 2008, in connection with the execution of the Termination Agreement, Constellation also entered into a Letter Agreement with MidAmerican, Merger Sub and MEHC Investment (the “Letter Agreement”), pursuant to which Constellation agreed to indemnify MidAmerican, Merger Sub, MEHC Investment, as well as certain of their affiliates, against liabilities arising out of or related to the Termination Agreement, various other agreements between Constellation and MidAmerican (and its affiliates), including those that were terminated pursuant to the Termination Agreement.

A copy of the Letter Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

The disclosure set forth in Item 1.01 above with respect to the Termination Agreement and the Merger Agreement is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure

On December 17, 2008, in connection with the execution of the Termination Agreement and the Letter Agreement described in Item 1.01 above, Constellation issued a press release announcing the agreements between the parties. A copy of the press release is attached as Exhibit 99.1 to this Report.

Also on December 17, 2008, Constellation and EDF issued a joint press release announcing their execution of the various transaction agreements, as described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.2 to this Report.

Item 8.01. Other Events

Liquidity Update

Net Available Liquidity

Constellation’s estimated net available liquidity as of November 30, 2008 is as follows:

	As of November 30, 2008 (Estimated)
	Constellation Energy	BGE	Total Consolidated
	(In millions)
Credit facilities *	$6,710	$400	$7,110
Less: Letters of credit issued	(3,502)	(1)	(3,503)
Less: Cash drawn on credit facilities	(750)	(270)	(1,020)

Undrawn facilities	2,458	129	2,587
Less: Commercial paper outstanding	—	—	—

Net available facilities	2,458	129	2,587
Add: Cash	1,141	11	1,152

Net available liquidity	$3,599	$140	$3,739

* The following represents our committed and unsecured credit facilities as of November 30, 2008:

Constellation Energy

¿	$750 million expiring December 2008
¿	$380 million expiring December 2008
¿	$1.23 billion expiring November 2009
¿	$150 million expiring December 2009
¿	$3.85 billion expiring July 2012
¿	$350 million expiring September 2013

BGE

¿	$400 million expiring December 2011

Since October 31, 2008, Constellation’s estimated net available liquidity increased approximately $1.9 billion primarily due to:

¿	an increase in available credit facilities of $980 million, which includes the closing of a $1.23 billion credit facility in November 2008, partially offset by the termination of an existing $250 million credit facility,

¿	a reduction in letters of credit outstanding of $475 million, and

¿	an increase in cash of $374 million.

Customers of Constellation’s merchant energy business rely on the creditworthiness of Constellation. In this regard, Constellation has certain agreements that contain provisions that would require additional collateral upon a credit rating decrease in the senior unsecured debt of Constellation. A decline below investment grade by Constellation may require it, under the terms of its counterparty contracts, to post additional collateral to provide necessary credit support for Constellation’s merchant energy business’ forward obligations. Based on contractual provisions at November 30, 2008, Constellation estimates its incremental downgrade collateral posting requirements for a one level and two level downgrade are $0.1 billion and $1.6 billion, respectively. As a result, the cumulative obligation for a two-level downgrade, which would place Constellation below investment grade, is approximately $1.7 billion.

December 2008 Transactions

As described above in Item 1.01, on termination of the Merger Agreement, Constellation paid the following amounts in December 2008:

¿	$175 million merger termination fee;

¿	approximately $418 million in cash in lieu of the issuance of our common stock due to regulatory limits for the issuance of common shares; and

¿	approximately $17 million in accrued unpaid dividends on the 8% Series A Preferred Stock.

In addition, upon the termination of the Merger Agreement, the 8% Series A Preferred Stock converted into 14% Senior Notes due December 31, 2009. Constellation anticipates the repayment of these notes prior to maturity.

Further, as noted in Item 1.01 above, the put agreements that provided Constellation with the option to sell certain assets to MidAmerican as a source of additional liquidity for aggregate proceeds of up to $350 million, have been terminated.

As a result of entering into the agreements with EDFI and its affiliates, Constellation will receive the following amounts on or about December 17, 2008:

¿	$1 billion for the issuance of 8% Series B Preferred Stock, maturing no later than June 30, 2010, and redeemable on December 31, 2009 for 10% Senior Notes due June 30, 2010 if the purchase of the 49.99% membership interest in CENG is not completed; and

¿	$150 million for reimbursement of certain transaction expenses.

As described above in Item 1.01, Constellation has the option but not the obligation to sell certain non-nuclear generation assets to EDFD for aggregate value of up to $2.0 billion pre-tax (estimated after-tax proceeds of approximately $1.4 billion, subject to actual asset sales), subject to the receipt of required regulatory approvals, which Constellation expects to obtain in early 2009. The eleven non-nuclear generation assets subject to the put option are: (i) Handsome Lake, (ii) Perryman 51, (iii) ACE Cogeneration, (iv) Panther Creek / Colver Power, (v) Sunnyside Cogeneration, (vi) Keystone, (vii) Conemaugh, (viii) C.P. Crane, (ix) Safe Harbor, (x) West Valley, and (xi) Grand Prairie. The aggregate value of these 11 assets exceeds $2.0 billion and Constellation has, in its sole discretion, the right to cause EDFD to purchase any one or more of the assets in an amount not to exceed $2.0 billion. This put arrangement will remain in effect until December 2010, unless Constellation’s agreement to sell the 49.99% membership interest in CENG to EDFD is terminated earlier as a result of Constellation’s breach. Also, Constellation entered into a $600 million interim back-stop borrowing facility with EDF that will provide Constellation with an additional source of liquidity pending the receipt of regulatory approvals and the availability of funds under the put arrangement. This cash borrowing facility expires on the earlier of six months from the date of execution of the agreements with EDFI and its affiliates or when all regulatory approvals have been received for the put arrangement funding to be available.

Also during 2009, Constellation expects to receive approximately $3.5 billion in gross proceeds (following the credit of the $1 billion purchase price of the Series B Preferred Stock against the $4.5 billion membership interest purchase price) upon the closing of the sale to EDFD of the 49.99% membership interest in CENG, which is expected to occur in the third quarter of 2009. The amount of after-tax proceeds may vary depending upon the final structure of the transaction.

Credit Facility Amendments

Constellation has a $1.23 billion credit facility that is scheduled to expire in November 2009. Under its original terms, this credit facility would have been reduced by $1 billion as a result of the proceeds received from EDFD in exchange for the 8% Series B Preferred Stock. On December 17, 2008 Constellation amended this facility so that total commitments will remain at $1.23 billion following receipt of the $1 billion from EDFD. This credit facility will terminate at the earlier of the closing of the sale to EDFD of the 49.99% membership interest in CENG or the original expiration date of the credit facility in November 2009.

Constellation also has three facilities totaling $4.35 billion that lenders would have the right to terminate following completion of the sale of the 49.99% membership interest. Constellation has amended its $3.85 billion credit facility so that it will remain in effect following the closing of the membership interest sale, but at a reduced amount of $2.25 billion, which would be secured by certain of Constellation’s assets. The two remaining facilities totaling $500 million would terminate upon the closing of the sale to EDFD of the 49.99% membership interest in CENG.

Constellation will file a subsequent Current Report on Form 8-K that will describe these credit facility amendments in greater detail. Copies of the amendments will be included as exhibits to such Current Report.

Maturity Indebtedness

Constellation will be required to repay or refinance senior notes in the aggregate principal amount of $500 million by September 2009.

Strategic Initiatives to Improve Liquidity Update

In addition to the transactions above and in connection with the initiatives previously described in Constellation’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, Constellation is actively seeking to further increase available liquidity and to reduce its business risk. Specifically, Constellation is reducing capital spending and ongoing expenses, scaling down the expected variability in long-term earnings and short-term collateral usage, and limiting its exposure to business activities that require contingent capital support. Constellation is continuing the process of pursuing the sale of its upstream gas properties, international business, which includes coal sourcing, freight, uranium, power, natural gas and emissions marketing activities outside North America, and its gas trading activities. Based on the status of the sales process and current market prices, we anticipate recording a pre-tax impairment charge of $200 million to $250 million in the fourth quarter of 2008 in connection with the sale of certain of Constellation’s upstream gas properties. In addition, if recent declines in market prices of certain of our equity method investments and debt and equity securities investments continue through December 31, 2008, we would incur additional losses in the fourth quarter of 2008 and those losses could be material.

Collectively, Constellation believes these efforts will provide sufficient liquidity to manage its business through 2009. However, if market factors, such as commodity price volatility and credit availability, prevent it from successfully executing its liquidity efforts or strategic initiatives, or if we are otherwise unable to successfully execute our plan, our liquidity would be adversely affected, which would have a material adverse effect on our business, results of operations, and financial condition.

*    *    *    *

Forward-Looking Statements. This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the proposed transaction between Constellation and EDFI (or its affiliates) and the expected timing and completion of the transaction. Words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions are intended to identify forward looking statements. Such statements are based upon the current beliefs and expectations of our management and involve a number of significant risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Constellation and EDFI (or its affiliates). Actual results may differ materially from the results anticipated in these forward-looking statements. There can be no assurance as to the timing of the closing of the transaction, or whether the transaction will close at all. The following factors, among others, could cause or contribute to such material differences: the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the terms and expected timeframe or at all; transaction costs; economic conditions; or material adverse change in the business, assets, financial condition or results of operations of Constellation. Additional factors that could cause Constellation’s results to differ materially from those described in the forward-looking statements can be found in the periodic reports filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s Web site (http://www.sec.gov) at no charge. Constellation assumes no responsibility to update any forward-looking statements as a result of new information or future developments except as expressly required by law.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

2.1	Termination Agreement, dated December 17, 2008, by and among Constellation Energy Group, Inc., Constellation Generation II, LLC, Constellation Power Source Generation, Inc., MidAmerican Energy Holdings Company, MEHC Merger Sub Inc., MEHC Investment, Inc. and Électricité De France International SA.

10.1	Letter Agreement, dated December 17, 2008, by and among Constellation Energy Group, Inc., MidAmerican Energy Holdings Company, MEHC Merger Sub Inc. and MEHC Investment, Inc.

99.1	Joint Press Release of Constellation Energy Group, Inc. and MidAmerican Energy Holdings Company dated December 17, 2008.

99.2	Joint Press Release of Constellation Energy Group, Inc. and Électricité de France SA dated December 17, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CONSTELLATION ENERGY GROUP, INC.
(Registrant)

Date:	December 17, 2008	/s/ Charles A. Berardesco
Charles A. Berardesco Senior Vice President and General Counsel